Exhibit 99.1

Destra Multi-Alternative Fund Announces Board Member Resignation

Bozeman, MT – February 19, 2026 – The Destra Multi-Alternative Fund (the “Fund” or “DMA”), a closed-end fund traded on the New York Stock Exchange under the symbol DMA, announced today that Paul Kazarian has voluntarily stepped down from the Fund’s Board of Trustees, effective February 12, 2026.

The Board of Trustees thanks Mr. Kazarian for his service and contributions during his tenure and wishes him continued success in his future endeavors.

The Fund will announce any updates regarding Board composition as appropriate.

About Destra Multi-Alternative Fund

Destra Multi-Alternative Fund (NYSE: DMA) is a core alternative solution that seeks to achieve long-term performance non-correlated to the broad stock and bond markets. It invests primarily in alternative strategies and asset classes including real estate, direct private equity, alternative credit, and hedge strategies.

About Destra Capital Advisors

Destra Capital Advisors LLC, based in Bozeman, MT, serves as Investment Adviser and Secondary Market Servicing Agent to the Fund. Validus Growth Investors LLC (dba Validex Global Investing) serves as the Investment Sub-Adviser to the Fund.

Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

Information regarding the Fund and Destra Capital Advisors can be found at www.destracapital.com

About Validex Global Investing

Validex Global Investing is an asset management firm specializing in asymmetric risk-reward strategies to capture high-growth opportunities at emerging market inflection points. Built on rigorous research and disciplined risk management, Validex serves wealth advisers, family offices, and institutional investors with tailored solutions such as option-enhanced portfolios, hedging for concentrated equity positions, structured notes, and pre-IPO strategies. Their expertise spans global investment research, public and private markets, diversified portfolio hedging, and liquidity planning.

Please contact Destra Capital Advisors LLC, the Fund’s marketing, and investor support services agent, at DMA@destracapital.com or call (877) 855-3434 if you have any questions regarding DMA.

For more details on the Fund’s distribution policy and the monthly dividends, please visit

www.destracapital.com